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                      February 23, 2022

       Joshua Disbrow
       Chief Executive Officer
       Aytu Biopharma, Inc.
       373 Inverness Parkway, Suite 206
       Englewood, Colorado 80112

                                                        Re: Aytu Biopharma,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended June 30, 2021
                                                            Filed September 28,
2021
                                                            File No. 001-38247

       Dear Mr. Disbrow:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences